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                                                             Exhibit 99.CODE ETH

                                                                EXHIBIT 12(a)(1)

                                                                  SEPTEMBER 2003
                                                     (AS REVISED FEBRUARY, 2004)

                   CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
                          PRINCIPAL FINANCIAL OFFICERS

I.      COVERED OFFICERS/PURPOSE OF THE CODE

        This code of ethics (this "Code") has been adopted by the funds (collectively, "Funds" and each, "Fund") under supervision of the MFS Funds Board and Compass Board of Trustees/Managers (the "Boards") and applies to the Funds' Principal Executive Officer and Principal Financial Officer (the "Covered Officers" each of whom is set forth in Exhibit A) for the purpose of promoting:

        - honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

        - full, fair, accurate, timely and understandable disclosure in reports and documents that the Funds file with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Funds;

        - compliance by the Funds with applicable laws and governmental rules and regulations;

        - the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

        -   accountability for adherence to the Code.

II.     CONDUCT GUIDELINES

        Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest. In addition, each Covered Officer should not place his or her personal interests ahead of the Funds' interests and should endeavor to act honestly and ethically. In furtherance of the foregoing, each Covered Officer must:

        - not use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting for any Fund whereby the Covered Officer would benefit personally to the detriment of the Fund; and

        - not cause a Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit the Fund.

        The following activities, which could create the appearance of a conflict of interest, are permitted only with the approval of the Funds' Chief Legal Officer ("CLO"):

        -   service as a director on the board of any "for profit" company;

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        -   running for political office;

        -   the receipt of any Fund business-related gift in excess of $300;

        - the receipt of any entertainment from any company with which a Fund has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

        - any material ownership interest in, or any consulting or employment relationship with, any Fund service providers (e.g., custodian banks, audit firms), other than the Funds' investment adviser, principal underwriter, administrator or any affiliated person thereof;

        - a direct or indirect financial interest in commissions, transaction charges or spreads paid by a Fund for effecting portfolio transactions or for selling or redeeming shares, other than an interest arising from the Covered Officer's employment or securities ownership.

III.    DISCLOSURE AND COMPLIANCE

        - Each Covered Officer should familiarize himself or herself with the disclosure requirements generally applicable to the Funds;

        - each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about a Fund to others, whether within or outside the Fund, including to the Fund's trustees and auditors, and to governmental regulators and self-regulatory organizations;

        - each Covered Officer should, to the extent appropriate within his or her area of Fund responsibility, consult with other officers and employees of the Funds and the adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds file with, or submit to, the SEC and in other public communications made by the Funds; and

        - it is the responsibility of each Covered Officer to promote compliance within his or her area of Fund responsibility with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.     REPORTING AND ACCOUNTABILITY

        Each Covered Officer must:

        - upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Boards that he or she has received, read, and understands the Code;

        - annually thereafter affirm to the Boards that he or she has complied with the requirements of the Code;

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        -   annually report to the CLO affiliations and relationships which are or may raise the appearance of a conflict of interest with the Covered Officer's duties to the Funds, as identified in the annual Trustee and Officer Questionnaire;

        - not retaliate against any other Covered Officer or any officer or employee of the Funds or their affiliated persons for reports of potential violations that are made in good faith; and

        - notify the CLO promptly if he or she knows of any violation of this Code. Failure to do so is itself a violation of this Code.

The CLO is responsible for applying this Code to specific situations in which questions are presented under it, granting waivers upon consultation with the appropriate Board or its designee, investigating violations, and has the authority to interpret this Code in any particular situation. The CLO will report requests for waivers to the appropriate Board (or a designee thereof) promptly upon receipt of a waiver request and will periodically report to the appropriate Board any approvals granted since the last report.

        The CLO will take all appropriate action to investigate any potential violations reported to him or her and to report any violations to the appropriate Board. If the Board concurs that a violation has occurred, it will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or its board; or a recommendation to dismiss the Covered Officer.

        Any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.      OTHER POLICIES AND PROCEDURES

        This Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, the Funds' adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Funds' and their investment adviser's codes of ethics under Rule 17j-1 under the Investment Company Act and any other codes or policies or procedures adopted by the Funds or their investment adviser or other service providers are separate requirements and are not part of this Code.

VI.     AMENDMENTS

        Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of each Board, including a majority of independent trustees.

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VII.    CONFIDENTIALITY

        All reports and records prepared or maintained pursuant to this Code and under the direction of the CLO will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the appropriate Funds' Board, its counsel, counsel to the Board's independent trustees and senior management and the board of directors of the Fund's investment adviser and its counsel.

VIII.   INTERNAL USE

        The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of any Fund, as to any fact, circumstance, or legal conclusion.

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                                    EXHIBIT A

                     PERSONS COVERED BY THIS CODE OF ETHICS


Funds' Principal Executive Officer:  Robert J. Manning
Funds' Principal Financial Officer:  Richard M. Hisey